Exhibit (e)(6)

AMENDMENT 6

This amendment (the “Amendment”) between the parties signing below (each, a “Party” and collectively, the “Parties”) amends the Existing Agreement as of December 20, 2022 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Distribution Agreement between ALPS and the Trust dated April 16, 2018, as amended
“ALPS”	ALPS Distributors, Inc.
“Trust”	ALPS Series Trust

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS Distributors, Inc.		ALPS Series Trust

By:	/s/ Stephen Kyllo	By:	/s/ Lucas Foss

Name:	Stephen Kyllo	Name:	Lucas Foss

Title:	SVP & Director	Title:	President

Exhibit (e)(6)

Schedule A to this Amendment

Amendments

Effective as of the Effective Date, the Existing Agreement is amended as follows:

1.	The current Appendix A is deleted in its entirety and replaced with the following:

APPENDIX A

LIST OF FUNDS

Open-End Mutual Funds

Beacon Accelerated Return Strategy Fund
Beacon Planned Return Strategy Fund
Brigade High Income Fund

Carret Kansas Tax-Exempt Bond Fund
Clarkston Founders Fund

Clarkston Fund
Clarkston Partners Fund
Hillman Value Fund

Polen DDJ Opportunistic High Yield Fund
Seven Canyons Small Cap Growth Fund
Seven Canyons Strategic Global Fund
Seven Canyons World Innovators Fund

Exchange-Traded Funds

Andurand Energy Transition Strategy ETF

Exhibit (e)(6)

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.